Exhibit 5.7

[Letterhead of Van Cott, Bagley, Cornwall & McCarthy, P.C.]

August 5, 2010

Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710

Re:	Berry Plastics Corporation Indenture with Respect to Registered Second Priority Senior Secured Notes Due 2018

Ladies and Gentlemen:

We have acted as special Utah counsel for Berry Plastic Corporation (the “Company”) and Pliant Corporation International, a Utah corporation (“PCI”), Pliant Packaging of Canada, LLC, a Utah limited liability company (“PPC”), and Pliant Film Products of Mexico, Inc., a Utah corporation (“PFPM”, and, together with PCI and PPC, the “Utah Guarantors”) in connection with (i) the registration, pursuant to a registration statement on Form S-4 (“Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on May 5, 2010, of the proposed offer by the Company to exchange (the “Exchange Offer”) $500 million aggregate principal amount of outstanding unregistered 9½% Second Priority Senior Secured Notes due 2018 (the “Outstanding Notes”) for a like principal amount of 9½% Second Priority Senior Secured Notes due 2018 registered under the Act (the “Registered Notes”); and (ii) the Guarantees of the Registered Notes by the Utah Guarantors contained in the Indenture (defined below).  The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to the Indenture (as defined below).

In connection with the preparation of this opinion letter, and as the basis for the opinions (the "Opinions") set forth below, we have made such inquiry of and with respect to the Utah Guarantors as we have deemed relevant and necessary, we have made such investigations of the laws of the State of Utah and the laws of the United States of America as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

(1)
The Indenture dated as of April 30, 2010, among the Company as Issuer, the subsidiaries of the Company named therein (including the Utah Guarantors) as Guarantors, and U.S. Bank National Association, as Trustee (the “Indenture”);

(2)
A photocopy of the Articles of Incorporation of Huntsman Container Corporation International (“HCCI”), marked to indicate they were filed with the Division on October 17, 1989, and a photocopy of Articles of Amendment thereto which changed the name of HCCI to Pliant Corporation International, marked to indicate they were filed with the Division on December 6, 2000, all as certified to by the Division on December 7, 2000, and November 24, 2009 (collectively, the “PCI Articles”), and the Bylaws of PCI dated as of October 17, 1989 (the “PCI Bylaws” and, together with the PCI Articles, the “PCI Organizational Documents”);

(3)	A Certificate of Existence as to PCI issued electronically by the Division to this office on August 4, 2010 (the "PCI Certificate of Existence");

(4)
A photocopy of the Articles of Organization of PPC, marked to indicate they were filed with the Division on February 27, 1998, a photocopy of a Certificate of Amendment thereto, marked to indicate it was filed with the Division on May 19, 1998, a photocopy of a further Certificate of Amendment thereto, marked to indicate it was filed with the Division on September 29, 1999, and a further Certificate of Amendment thereto, marked to indicate it was filed with the Division on December 6, 2000, all as certified to by the Division on November 24, 2009 (collectively, the “PPC Articles”), and the Operating Agreement of PPC dated as of February 27, 1998 (the “PPC Operating Agreement” and, together with the PPC Articles, the “PPC Organizational Documents”);

(5)	A Certificate of Existence as to PPC issued electronically by the Division to this office on August 4, 2010 (the "PPC Certificate of Existence");

(6)
A photocopy of the Articles of Incorporation of PFPM, marked to indicate they were filed with the Division on August 11, 1992, and Articles of Amendment thereto, marked to indicate they were filed with the Division on December 6, 2000, to be effective as of December 7, 2000, all as certified to by the Division on November 24, 2009 (collectively, the “PFPM Articles”), and undated and unsigned Bylaws of PFPM (the “PFPM Bylaws” and, together with the PFPM Articles, the “PFPM Organizational Documents”);

(7)	A Certificate of Existence as to PFPM issued electronically by the Division to this office on August 4, 2010 (the "PFPM Certificate of Existence");

(8)	Resolutions of Certain Subsidiaries of the Company (including the Pliant Parties) dated as of April 29, 2010; and

(9)	Secretary’s Certificate of Berry Plastics Corporation and the Note Guarantors (the “Secretary’s Certificate”).

For purposes of this opinion letter, the following terms and phrases have the following meanings:

(i)	“Organizational Documents” means, as applicable, the PCI Organizational Documents, the PPC Organizational Documents, or the PFPM Organizational Documents.

(ii)
"internal laws of the State of Utah" means the laws of the State of Utah, excluding any provisions of the Utah law that might require the application of the law of any state or jurisdiction other than the State of Utah.

(iii)
"laws of the State of Utah" or "Utah law" means and is limited to the present published statutes of the State of Utah, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code, and the present published decisions of the Utah Court of Appeals and the Utah Supreme Court.

(iv)
"laws of the United States of America" or "federal law" means and is limited to the present published statutes of the United States of America, the rules and regulations as contained in the present published Code of Federal Regulations, and the present published decisions of the courts of the United States of America.

(v)
“Applicable Law” means the URBC Act (as hereinafter defined), the URLLC Act (as hereinafter defined), and those laws, rules and regulations of the State of Utah and federal law that, in each case and in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents and to borrowers generally, without our having made any special investigation as to the applicability of any specific law, rule or regulation other than the URBC Act and the URLLC Act.

Based upon and subject to the foregoing examination and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are, as of the date hereof, of the opinion that under current interpretations of the laws of the State of Utah and the United States of America:

1. Each of PCI and PFPM (a) is a corporation validly existing and in good standing under the laws of the State of Utah and (b) has the necessary capacity, corporate power and authority to guarantee the Registered Notes pursuant to the terms of the Indenture.

2. Each of PCI’s and PFPM’s guarantee of the Registered Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action and the Indenture has been validly authorized, executed and delivered by PCI and PFPM.

3. PPC (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah and (b) has the necessary capacity, the limited liability company power and authority to guarantee the Registered Notes pursuant to the terms of the Indenture.

4. PPC’s guarantee of the Registered Notes pursuant to the terms of the Indenture has been duly authorized by all necessary limited liability company action and the Indenture has been validly authorized, executed and delivered by PPC.

The opinions set forth above (the “Opinions”) are predicated upon and limited to the correctness of the assumptions set forth therein, and are further subject to the assumptions, qualifications, exceptions and limitations set forth below:

A.
In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original of all documents submitted to us as certified, photostatic or conformed copies and the authenticity of the original of all such documents.

B.
In rendering the Opinion in Paragraph 1 with respect to the good standing of PCI, PPC and PFPM, we have relied solely upon and such opinion is as of the date of the PCI Certificate of Existence, the PPC Certificate of Existence and the PFPM Certificate of Existence.

C.
Certain of the Opinions are necessarily rendered or given in reliance upon statements or assurances as to matters of fact made to us by governmental officers or agencies or by officers or representatives of the Pliant Parties.  Such Opinions assume the accuracy and completeness of such statements or assurances, and to the extent based on such statements or assurances, are as of the dates of such statements or assurances.  Except as expressly set forth in this opinion letter, we have not investigated or verified such matters of fact and do not opine as to or confirm the accuracy or completeness of such matters of fact.

D.
In rendering the Opinions we have relied upon the factual circumstances of the transactions contemplated by the Subject Documents, and, except as expressly set forth in this opinion letter, we have relied upon and have assumed the accuracy of the factual matters referred to in the Indenture, including, without limitation, the factual statements, factual representations and factual warranties of the Pliant Parties contained in the Indenture.  Except as expressly set forth in this opinion letter, we have not independently investigated or verified any such facts, and we do not opine as to or confirm the accuracy or completeness of such factual matters.

E.
The Opinions set forth herein are limited to the internal laws of the State of Utah and the federal laws of the United States.  We express no opinion as to other local laws, or the law of any other state or country.

F.
We expressly except from the Opinions set forth herein any opinion concerning the need for or compliance by any party with the securities and antitrust laws, regulations, or rules of the State of Utah or any other jurisdiction.

G.
Our responsibilities under and with respect to this opinion letter and the Opinions expressed herein shall at all times and in all respects be governed by and construed solely in accordance with the internal laws of the State of Utah.

H.
The Opinions set forth herein that relate to specified agreements or documents do not extend to documents, agreements, or instruments referred to in said agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes, or schedules that are not identified in this opinion letter.

I.	These Opinions are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

J.
Unless otherwise specifically indicated, the Opinions set forth herein are as of the date hereof and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any change in the law that may occur after the date hereof.

We consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein.  We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration

Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

VAN COTT, BAGLEY, CORNWALL & McCARTHY, P.C.

By:   /s/ Gregory P. Williams
                                                                                         Gregory P. Williams, Shareholder

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